UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2025

Innovative Food Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-09376	20-1167761
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2528 S 27th Ave Broadview, IL	60155
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 596-0204

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01 Entry into a Material Definitive Agreement.

Gary Schubert

On October 3, 2025, Innovative Food Holdings, Inc., a Florida corporation (the “Company”), entered into an executive employment agreement (the “Schubert Agreement”) with Gary Schubert, pursuant to which Mr. Schubert shall resign from his current position of Chief Financial Officer of the Company and shall be appointed as the Chief Executive Officer of the Company and a member of the Company’s Board of Directors (the “Board”), effective October 3, 2025.

Pursuant to the Schubert Agreement, Mr. Schubert is entitled to (i) an annual base salary of $400,000, beginning on January 1, 2026, subject to a 3% annual increase, (ii) a stock grant of 1,350,000 shares of common stock of the Company, subject to a vesting schedule, by March 31, 2026, and (iii) an annual cash incentive with a target (attainable upon achievement of certain performance goals) of not less than $137,500 with a cap of the lower of (a) $400,000 and (b) 8% of the Company’s adjusted free cash flow over the previous calendar year, beginning in calendar year 2026.

Mr. Schubert’s employment with the Company shall terminate upon the first of the following: (i) December 31, 2028, provided that the Schubert Agreement will be automatically renewed for successive one-year terms unless the Board gives Mr. Schubert with a 90-day advance written notice of non-renewal; (ii) death; (iii) the termination due to disability upon not less than 30-day prior written notice by the Company to Mr. Schubert; (iv) the written notice by the Company to Mr. Schubert of a termination for cause; (v) the written notice by the Company to Mr. Schubert of an involuntary termination without cause; (vi) the written notice by Mr. Schubert to the Company of a resignation for good reason; and (vii) the not less than 30-day prior written notice by Mr. Schubert to the Company of a resignation without good reason.

There are no arrangements or understandings between the Company and Mr. Schubert pursuant to which Schubert was appointed and there is no family relationship between or among any director or executive officer of the Company or Mr. Schubert. There are no transactions, to which the Company is or was a participant and in which Mr. Schubert has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Bill Bennett

On October 4, 2025, the Company entered into a separation agreement and general release (the “Separation Agreement”) with Bill Bennett, pursuant to which Mr. Benett will resign from his position as the Chief Executive Officer of the Company, effective October 3, 2025.

Pursuant to the Separation Agreement, the Company shall (i) pay Mr. Benett a severance payment in installments for a total gross amount of $115,500.97 for the period of October 4, 2025, through and including December 31, 2025, and (ii) reimburse Mr. Bennett for his group health insurance premiums for the period from November 1, 2025 through September 30, 2026, subject to the terms and conditions of the Separation Agreement.

Mr. Bennett has agreed to provide consultancy services to the Company as a consultant and independent contractor from January 1, 2025 until March 31, 2025 for $25,000, which is to be paid in installments.

Mr. Bennett also resigned as a member of the Board, effective October 3, 2025. Mr. Bennett’s resignation is not the result of any disagreement with the Company, the Board, or management, or any matter relating to the Company’s operations, policies or practices.

The foregoing descriptions of the Schubert Agreement and Separation Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Schubert Agreement and Separation Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.1	Executive Employment Agreement, dated October 3, 2025, by and between the Company and Gary Schubert
10.2	Separation Agreement and General Release, dated October 4, 2025, by and between the Company and Bill Bennett
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE FOOD HOLDINGS, INC.

Dated: October 9, 2025	By:	/s/ James C. Pappas
James C. Pappas
Chairman

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